As filed with the Securities and Exchange Commission on January 26, 2024

Registration Statement No. 333-274246

Registration Statement No. 333-252847

Registration Statement No. 333-248404

Registration Statement No. 333-235762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-274246

FORM S-3 REGISTRATION STATEMENT NO. 333-252847

FORM S-3 REGISTRATION STATEMENT NO. 333-248404

FORM S-3 REGISTRATION STATEMENT NO. 333-235762

UNDER

THE SECURITIES ACT OF 1933

________________________

NAVIDEA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1080091
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

________________________

4100 Horizons Drive, Suite 205

Columbus, Ohio 43220

(614) 793-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Craig A. Dais

Chief Financial Officer

Navidea Biopharmaceuticals, Inc.

4100 Horizons Drive, Suite 205

Columbus, Ohio 43220

(614) 793-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copy to:

William M. Mower, Esq.

Maslon LLP

225 South Sixth Street, Suite 2900

Minneapolis, MN 55402

612-672-8358

________________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the U.S. Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), is filing this Post‑Effective Amendment No. 1 (the “Post-Effective Amendment”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”):

●

Registration Statement on Form S-3 (File No. 333-274246) filed on August 29, 2023 and declared effective on September 8, 2023, registering the offer and sale of up to 10,576,923 shares of the Company’s common stock that are issuable upon the conversion of Series J convertible preferred stock by the selling stockholders named therein;

●

Registration Statement on Form S-3 (File No. 333-252847) filed on February 8, 2021 and declared effective on February 16, 2021, registering the offer and sale by the Company of up to $100,00,000 of the following securities of the Company: common stock, preferred stock, debt securities, warrants, purchase contracts, rights and units;

●

Registration Statement on Form S-3 (File No. 333-248404) filed on August 25, 2020 and declared effective on September 16, 2020, registering the offer and sale of up to 2,373,529 shares of the Company’s common stock by the selling stockholder named therein; and

●

Registration Statement on Form S-3 (File No. 333-235762) filed on December 31, 2019 and declared effective on January 9, 2020, registering the offer and sale of up to 2,057,716 shares of the Company’s common stock by the selling stockholders named therein.

On October 23, 2023, the Company’s common stock was delisted from the NYSE American LLC (“NYSE American”). As a result of the delisting from NYSE American, the Company intends to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended. Therefore, the Company has determined to terminate all offerings of securities under the Registration Statements. The Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration any and all securities registered but unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 26, 2024.

NAVIDEA BIOPHARMACEUTICALS, INC.

/s/ Craig A. Dais
Craig A. Dais
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.